UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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BLACKBAUD, INC.

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2000 Daniel Island Drive

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2011

To the Stockholders:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders to be held on Wednesday, June 22, 2011 at 10:00 a.m. Eastern Time at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina for the following purposes:

1.	To elect two Class A directors for a three-year term expiring in 2014;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 25, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our principal office in Charleston, South Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, the Proxy Statement (including an electronic Proxy Card for the meeting) and our 2010 Annual Report to Stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Our stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders we hope that you will vote as soon as possible.

For the Board of Directors,

BLACKBAUD, INC.

Jon W. Olson,

Vice President, General Counsel and Secretary

Charleston, South Carolina

Dated: April 29, 2011

BLACKBAUD, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 22, 2011

BLACKBAUD, INC.

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2011

Information Concerning Solicitation and Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 22, 2011 at 10:00 a.m. Eastern Time, at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 25, 2011 are entitled to notice of and to vote at the meeting.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2010 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 29, 2011. We mailed a Notice of Internet Availability of Proxy Materials on or about April 29, 2011 to our stockholders of record and beneficial owners as of April 25, 2011, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, e-mail, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2011 Annual Meeting of Stockholders

Q:	Who may vote at the meeting?

A:	Our Board of Directors set April 25, 2011 as the record date for the meeting. If you owned our common stock at the close of business on April 25, 2011, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 25, 2011, there were 44,502,932 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2011 annual meeting.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the 2011 annual meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have voted by telephone, by Internet, or properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The four proposals to be voted on at the 2011 annual meeting are as follows:

1.	To elect two Class A directors for a three-year term expiring in 2014;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the Proxy Card or Voter Instruction Card will vote the shares they represent using their best judgment.

Q:	How may I vote my shares in person at the meeting?

A:

If you are a stockholder of record, you have the right to vote in person at the 2011 annual meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you are a beneficial owner of shares held in street name, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the meeting unless you obtain a legal proxy from your broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the Internet by accessing the proxy materials on the secured website http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567 and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

•

request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and complete, date, sign and return the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern Time, on June 21, 2011. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the 2011 annual meeting. The final results will be published in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:	The Notice, Proxy Statement, Proxy Card, 2010 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2010 are also available in PDF and HTML format at http://proxy.blackbaud.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors consists of eight members and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class A directors, Timothy Chou and Carolyn Miles, have been nominated to fill a three-year term expiring in 2014. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2012 and 2013, respectively, will remain in office.

If you are a stockholder of record, unless you mark your Proxy Card to withhold authority to vote, the proxy holders will vote the proxies received by them for the two Class A nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by our Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under recent amendments to the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The Board of Directors unanimously recommends that stockholders vote FOR the two Class A nominees listed below.

The name of and certain information regarding each Class A nominee as of April 25, 2011 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
Class A Nominees for Terms Expiring in 2014
Timothy Chou	June 2007	56	Director
Carolyn Miles	March 2007	49	Director

Class B Directors with Terms Expiring in 2012
George H. Ellis	March 2006	62	Director
David G. Golden	July 2010	52	Director
Andrew M. Leitch	February 2004	67	Chairman of the Board of Directors

Class C Directors with Terms Expiring in 2013
Marc E. Chardon	November 2005	55	President, Chief Executive Officer and Director
John P. McConnell	March 2006	60	Director
Sarah E. Nash	July 2010	57	Director

Class A Director Nominees

Timothy Chou has served on our Board of Directors since June 2007. Mr. Chou co-founded Openwater Networks, a private company, in November 2005 and has served on its board of directors since that time. From November 1999 until January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He has also served as a director of Embarcadero Technologies, Inc. since 2000. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and MS and PhD degrees in Electrical Engineering from the University of Illinois Urbana-Champaign.

Among other experience, qualifications, attributes and skills, Mr. Chou’s knowledge and experience in the software-as-a-service industry and in senior leadership roles in large organizations in the information technology industry led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Carolyn Miles has served on our Board of Directors since March 2007. Ms. Miles has been Executive Vice President and Chief Operating Officer of Save the Children Federation, Inc., a nonprofit organization, since 2004 and has served in various capacities since joining Save the Children Federation in 1998. Prior to joining Save the Children Federation, Ms. Miles worked with American Express Travel-Related Services in New York and Hong Kong and managed a start-up retail operation in Hong Kong. Ms. Miles serves as a trustee of the University of Virginia’s Darden School of Business board. She holds an MBA from the Darden School of Business and a BS from Bucknell University.

Among other experience, qualifications, attributes and skills, Ms. Miles’ experience with nonprofit companies led to the conclusion of our Nominating and Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Other Directors Not Up for Re-election at this Meeting

Marc E. Chardon has served as our President, Chief Executive Officer and a member of our Board of Directors since November 2005. Previously, Mr. Chardon served as Chief Financial Officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as General Manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was General Manager of Digital France. He joined Digital in 1984 and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named Director, Office of the President, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/French dual national. He is an economics honors graduate from Harvard College.

Among other experience, qualifications, attributes and skills, as our President and Chief Executive Officer since November 2005, Mr. Chardon’s unique experience and perspective on our business led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

George H. Ellis joined our Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of Global 360, Inc., a private company, since July 2006. Since April 2010, Mr. Ellis has served on the board of Liquidity Services, Inc., currently as Chairman of its Audit Committee. He has also served in several capacities at Softbrands, Inc., as a member of its board of directors from October 2001 to August 2009, serving as Chairman from October 2001 to June 2006, and Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was also the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Federal Bankruptcy Code in August 2002. Mr. Ellis, who served as a director of AremisSoft from April 1999 until February 2001, accepted the position at AremisSoft to assist in the reorganization. Mr. Ellis served on the board of directors of NEON Systems, Inc. from January 2000 to December 2005 and PeopleSupport, Inc. from October 2004 to October 2008. Mr. Ellis has served on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University.

Among other experience, qualifications, attributes and skills, Mr. Ellis’ knowledge and experience in leading large organizations in the information technology industry and his experience with nonprofit companies led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

David G. Golden joined our Board of Directors in July 2010. Mr. Golden has been a Partner, Executive Vice President and most recently Strategic Advisor of Revolution LLC, a private investment company, since March 2006, after spending 18 years, including 5 years as Vice Chairman, with JPMorgan (and predecessor companies). Mr. Golden also serves as Executive Chairman of Code Advisors, a private merchant bank, since its founding in 2010. Mr. Golden currently serves on the boards of directors of Barnes & Noble, Everyday Health, Inc., Extend Health, Inc., Vinfolio, Inc., The Branson School, and Accelerate Brain Cancer Cure, and on the advisory boards of Granite Ventures LLC and Partners for Growth LLC. Mr. Golden holds a AB in Government from Harvard College and a JD from Harvard Law School.

Among other experience, qualifications, attributes and skills, Mr. Golden’s knowledge and experience in capital markets, strategic transactions and financial and legal matters led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Andrew M. Leitch was appointed to our Board of Directors in February 2004 and has served as our Chairman since July 2009. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. In the past five years, Mr. Leitch has served on the board of directors of the following public companies: STR Holdings, Inc. (since November 2009); Cardium Therapeutics, Inc. (since August 2007); L&L Energy Inc. (since January 2011 to April 2011); Aldila, Inc. (from May 2004 to February 2010); and Wireless Facilities Inc., now Kratos Defense & Security Solutions, Inc. (from April 2005 to March 2006). Mr. Leitch also serves as director of several private companies. He is a CPA in the State of New York and a Chartered Accountant in Ontario, Canada.

Among other experience, qualifications, attributes and skills, Mr. Leitch’s experience in auditing and accounting, as well as on boards of directors and management skills led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

John P. McConnell joined our Board of Directors in March 2006. Mr. McConnell has been the President and Chief Executive Officer of McConnell Golf LLC, a private company, since November 2006. Mr. McConnell served as the President and Chief Executive Officer of A4 Health Systems, Inc., a private company, from December 1998 until its sale in March 2006 to Allscripts Healthcare Solutions, Inc., now known as Allscripts-Misys Healthcare Solutions, Inc. Mr. McConnell sat on the board of directors of Allscripts from March 2006 until March 2008. He co-founded Medic Computer Systems, Inc. in 1982 and served as its Chief Executive Officer until its sale to Misys plc in 1997. Mr. McConnell also has served on the board of directors of several private entities including MED3000, Inc. since June 1996, RxMedic since January 2007 and the Green Spring Foundation since January 2000. He holds a BS in finance from Virginia Tech.

Among other experience, qualifications, attributes and skills, Mr. McConnell’s knowledge and experience in the information technology industry and strategic transactions led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Sarah E. Nash joined our Board of Directors in July 2010. Ms. Nash currently serves on the board of directors of Knoll, Inc., a public company, and Merrimack Pharmaceuticals, Inc., a private company, and is a trustee of the New-York Historical Society, New York-Presbyterian Hospital, the New York Restoration Project, and Washington and Lee University. She is also a member of the Business Leadership Council of City University of New York and the National Board of the Smithsonian Institution. Ms. Nash spent nearly 30 years in investment banking at JPMorgan, retiring as Vice Chairman in 2005. Ms. Nash holds a BA in political science from Vassar College.

Among other experience, qualifications, attributes and skills, Ms. Nash’s knowledge and experience in capital markets, strategic transactions, corporate governance and non-profit organizations led to the conclusion of our Nominating and Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Required Vote

The two nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as Class A directors. In accordance with Delaware law, abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors under Delaware law. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors is currently comprised of eight members including Chairman Andrew M. Leitch, Marc E. Chardon, Timothy Chou, George H. Ellis, David G. Golden, John P. McConnell, Carolyn Miles and Sarah E. Nash.

We have historically separated the position of Chairman, currently independent director Andrew M. Leitch, and that of Chief Executive Officer, currently Marc E. Chardon. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. Leitch’s experience in boards of directors and management skills and Mr. Chardon’s historical experience and understanding of our Company and industry.

Independence of Directors

Our Board of Directors has adopted categorical standards or guidelines to assist it in making independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. Our Board has determined that the following seven directors are independent within the meaning of the Rule 5605(a)(2) of the Nasdaq Stock Market listing rules: Mr. Chou, Mr. Ellis, Mr. Golden, Mr. Leitch, Mr. McConnell, Ms. Miles and Ms. Nash. As part of such determination of independence, our Board has affirmatively determined that none of these directors have a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Chardon, our President and Chief Executive Officer, is the only member of management serving as a director.

Ms. Miles is the Executive Vice President and Chief Operating Officer of Save the Children Federation, a nonprofit organization. Save the Children Federation is a customer of ours and paid us approximately $936,000 and $560,000 for software and services in 2009 and 2010, respectively, pursuant to standard customer agreements. Our Board of Directors carefully considered this relationship and determined that it did not interfere with the exercise of Ms. Miles’ independent judgment in carrying out the responsibilities of a director.

Selection of Nominees for our Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board. The Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director, whether by inclusion of such business in our proxy materials or otherwise, must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than 75 and not less than 45 days before the meeting at which directors are to be elected. Any such notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Board Committees

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Rule 5605(a)(2) of the Nasdaq Stock Market listing rules, the Sarbanes-Oxley Act and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or Exchange Act.

Our Audit Committee currently comprises Chairman George H. Ellis, David G. Golden and Andrew M. Leitch. Our Board of Directors has determined that Mr. Ellis is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function, the qualifications and independence of our independent registered public accounting firm, the procedures undertaken by the independent registered public accounting firm, and, with the assistance of quarterly reports from its General Counsel and Controller, our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. Its role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm and reviewing capital management. It reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters as appropriate. See “Audit Committee Report” contained in this Proxy Statement.

Our Compensation Committee currently comprises Chairman John P. McConnell, Timothy Chou and Andrew M. Leitch. The Compensation Committee reviews and oversees all compensation decisions relating to officers, including approving those for the Chief Executive Officer. In addition to reviewing executive officer compensation against that of their contemporaries in our peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executives reporting directly to him as well as other officers. The Compensation Committee also annually reviews and approves the compensation of our directors, based on factors it determines appropriate. The Compensation Committee assesses issues relating to recruitment and retention. Finally, the Compensation Committee has authority to obtain, at our expense, the advice and assistance from internal or external advisors, experts and others to assist the committee. See “Compensation Discussion and Analysis” contained in this Proxy Statement.

Our Nominating and Corporate Governance Committee currently comprises Chairman Carolyn Miles, John P. McConnell and Sarah E. Nash. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines, oversees such Guidelines to ensure compliance with sound corporate governance practices and legal, regulatory and Nasdaq requirements, leads the Board in its annual self-evaluation process and reviews the Company’s governance scores and ratings from third parties including Institutional Shareholder Services, Inc, and recommends to the Board and the Company’s senior management the Company’s stock ownership guidelines.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, our Board of Directors plays a significant role in overseeing this function. Our Board regularly reviews our Company’s market and business risks during its meetings and each of its committees oversees risks associated with its respective area of responsibility. In particular, the Audit Committee oversees risk related to our accounting, tax, financial and legal reporting processes. It also assesses risks associated with our financial assets. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Corporate Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Information Regarding Meetings of the Board and Committees

During 2010, our Board of Directors held seven meetings and its three committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, collectively held 29 meetings. No director attended fewer than 75% of the aggregate of all meetings of our Board and the committees on which he or she served during 2010. The table below provides 2010 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance
Andrew M. Leitch	X	X
Marc E. Chardon
Timothy Chou		X
George H. Ellis	Chair		X(1)
David G. Golden	X(2)
John P. McConnell		Chair	X
Carolyn Miles	X(3)		Chair
Sarah E. Nash			X(4)
Number of Meetings held in 2010	12	6	11

(1)	Mr. Ellis served as a member of the Nominating and Corporate Governance Committee through July 27, 2010.

(2)	Mr. Golden joined the Audit Committee on July 27, 2010.
(3)	Ms. Miles served as a member of the Audit Committee through July 27, 2010.
(4)	Ms. Nash joined the Nominating and Corporate Governance Committee on July 27, 2010.

Although we do not have a formal written policy with respect to Board of Directors members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2010 Annual Meeting (with the exception of Mr. Golden and Ms. Nash, who were not directors at the time).

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Code of Business Conduct and Ethics and Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. Our Board has also adopted a separate Code of Ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions. We will provide copies of our Code of Business Conduct and Ethics and Code of Ethics without charge upon request. To obtain a copy of our Code of Business Conduct and Ethics or Code of Ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our Code of Business Conduct and Ethics and Code of Ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Communications with our Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature or volume of the correspondence.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand and address issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 19-34, including the Compensation Discussion and Analysis, or CD&A, on pages 19-29. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2010 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2010 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal Two.

PROPOSAL THREE

ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

Under the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are also required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a “say on pay” advisory vote such as Proposal No. 2. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and nonbinding, our board of directors will review voting results and give consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our compensation programs. Our Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term, and that it should receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board recommends that you vote in favor of an annual advisory vote on our compensation programs.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Blackbaud, Inc. is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2010 and the other related tables and disclosures).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on us or the Board, and will not be construed as overruling any decision by us or the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board.

Vote Required

The frequency of the advisory vote on executive compensation receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that stockholders approve. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of advisory votes on executive compensation.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote for the option of EVERY YEAR as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP, or PwC, to audit our consolidated financial statements for the fiscal year ending December 31, 2011 and recommends that stockholders vote for ratification of such appointment. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.

PwC has audited our financial statements annually since 2000. Representatives of PwC are expected to be present at the 2011 annual meeting with the opportunity to make a statement if they desire to do so and respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2010, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules and Section 10A(m)(3) of the Exchange Act: Chairman George H. Ellis; David G. Golden; and Andrew M. Leitch. Our Board has determined that Mr. Ellis is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

PwC has served as our independent registered public accounting firm since 2000 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2010.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2009 and 2010. A description of these various fees and services follows the table.

	2009	2010
Audit Fees	$835,449	$866,815
Audit-related Fees	—	69,303
Tax Fees	10,000	—
All Other Fees	1,620	1,620

Total	$847,069	$937,738

Audit Fees

The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were $835,449 and $866,815 for the years ended December 31, 2009 and 2010, respectively.

Audit-Related Fees

The aggregate audit-related fees billed to us by PwC for the year ended December 31, 2010 was $69,303, related to procedures performed for a SAS 70 internal control report.

Tax Fees

The tax fees billed to us by PwC for the year ended December 31, 2009 was $10,000, primarily related to advice on state tax planning opportunities.

All Other Fees

The other fees billed to us by PwC were $1,620 for each of years ended December 31, 2009 and 2010, related to our subscription to PwC’s on-line technical accounting research software.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2009 and 2010 was compatible with maintaining the independence of PwC.

THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

George H. Ellis, Chairman

David G. Golden

Andrew M. Leitch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 25, 2011, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	each of the named executive officers named in the Summary Compensation table;

•	each director; and

•	all directors and executive officers as a group.

Applicable percentage ownership is based on 44,502,932 shares of common stock outstanding as of April 25, 2011, unless otherwise noted below, together with applicable options and stock appreciation rights, or SARs, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options and SARs currently exercisable, or exercisable within 60 days after April 25, 2011, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and SARs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Neuberger Berman Group LLC(3) 605 Third Avenue New York, New York 10158	5,060,000	—	—	5,060,000	11.4%
BlackRock, Inc.(4) 40 East 52nd Street New York, New York 10022	3,358,821	—	—	3,358,821	7.5%
Columbia Wanger Asset Management, LLC(5) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	3,075,500	—	—	3,075,500	6.9%
Kayne Anderson Rudnick Investment Management LLC(6) 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067	2,991,472	—	—	2,991,472	6.7%
Eaton Vance Management(7) 2 International Place Boston, Massachusetts 02110	2,971,862	—	—	2,971,862	6.7%
Generation Investment Management LLP(8) One Vine Street London, United Kingdom W1J 0AH	2,526,225	—	—	2,526,225	5.7%
Brown Capital Management, LLC(9) 1201 North Calvert Street Baltimore, Maryland 21202	2,512,794	—	—	2,512,794	5.6%
Delaware Management Holdings(10) 2005 Market Street Philadelphia, Pennsylvania 19103	2,346,164	—	—	2,346,164	5.3%
The Vanguard Group, Inc.(11) 100 Vanguard Boulevard Malvern, Pennsylvania 29492	2,229,885	—	—	2,229,885	5.0%

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Marc E. Chardon	75,165(12)	267,796	162,610	505,571	1.1%
Timothy V. Williams	34,164	—	84,482	118,646	*
Louis J. Attanasi	90,561(13)	—	61,792	152,353	*
Charles T. Cumbaa	32,147(14)	—	84,482	116,629	*
Kevin W. Mooney	26,174	—	51,321	77,495	*
Andrew M. Leitch	7,692	5,000	—	12,692	*
Timothy Chou	14,536	—	—	14,536	*
George H. Ellis	12,079	—	—	12,079	*
David G. Golden	5,816	—	—	5,816	*
John P. McConnell	47,179	—	—	47,179	*
Carolyn Miles	—	—	—	—	*
Sarah E. Nash	5,816	—	—	5,816	*
All current executive officers and directors as a group (18 persons)	461,365	278,796	692,350	1,432,511	3.2%

*	Less than one percent.
(1)	Includes only options exercisable within 60 days of April 25, 2011.
(2)	Includes only SARs exercisable within 60 days of April 25, 2011.
(3)	Based on information contained in Schedule 13G/A filed on February 14, 2011 by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds, none of which directly own or have any economic interest in any shares. As investment advisers, certain affiliated persons that Neuberger Berman Group LLC controls have investment and voting power with respect to the shares held. By reason of Rule 13d-3 of the Exchange Act, each of Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power over 4,425,674 shares and shared dispositive power over 5,060,000 shares. Neuberger Berman Management LLC and Neuberger Berman Equity Funds have shared voting and dispositive power over 4,016,003 shares and 3,998,203 shares, respectively. Each of Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and certain affiliated persons disclaim beneficial ownership of all such shares.
(4)	Based on information contained in Schedule 13G/A filed with the SEC on January 21, 2011 by BlackRock, Inc. BlackRock reported that it has sole voting and dispositive power with respect to 3,358,821 shares. On Schedule 13G, BlackRock does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(5)	Based on information contained in Schedule 13G/A filed with the SEC on February 8, 2011 by Columbia Wanger Asset Management, L.P. Columbia reported that it has sole voting power over 2,837,500 shares and sole dispositive power over 3,075,500 shares.
(6)	Based on information contained in Schedule 13G/A filed with the SEC on February 2, 2011 by Kayne Anderson Rudnick Investment Management LLC. Kayne reported that it has sole voting and dispositive power with respect to 2,991,472 shares.
(7)	Based on information contained in Schedule 13G/A filed with the SEC on January 18, 2011 by Eaton Vance Management. Eaton reported that it has sole voting and dispositive power over 2,971,862 shares.
(8)	Based on information contained in Schedule 13G/A filed with the SEC on February 10, 2011 by Generation Investment Management LLP. Generation reported that it has sole voting power over 1,793,037 shares and sole dispositive power over 2,526,225 shares.
(9)	Based on information contained in Schedule 13G filed with the SEC on April 11, 2011 by Brown Capital Management, LLC. Brown reported that they have sole voting power over 1,341,452 shares and sole dispositive power over 2,512,794 shares.
(10)	Based on information contained in Schedule 13G filed with the SEC on February 7, 2011 by Delaware Management Holdings and Delaware Management Business Trust. On the Schedule 13G, Delaware Management Holdings and Delaware Management Business Trust reported that they have sole voting power over 2,345,089 shares and sole dispositive power over 2,346,164 shares. Macquarie Group Limited is the ultimate parent of Delaware Management Business Trust.
(11)	Based on information contained in Schedule 13G filed with the SEC on February 9, 2011 by The Vanguard Group, Inc. Vanguard reported that it has sole voting power over 58,876 shares, sole dispositive power over 2,171,009 shares and shared dispositive power over 58,876 shares.
(12)	Includes 4,000 shares held by Mr. Chardon’s spouse.

(13)	Includes 20,078 shares held by a grantor retained annuity trust.
(14)	Includes 3,500 shares held by trusts established for Mr. Cumbaa’s children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2010 and through April 25, 2011, all our officers, directors and, to our knowledge, 10% stockholders complied with all applicable Section 16(a) filing requirements except for the following: Mr. Cumbaa filed a Form 4 one day late on November 30, 2010 reporting, among other things, the gift disposition of 1,500 shares on November 24, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the 2010 compensation program for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) who were our next most highly-compensated executive officers as of the end of 2010. These individuals were:

•	Marc E. Chardon, our President and Chief Executive Officer (our “CEO”);

•	Timothy V. Williams, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (our “CFO”);

•	Louis J. Attanasi, our Senior Vice President, Products;

•	Charles T. Cumbaa, our President Enterprise Customer Business Unit; and

•	Kevin W. Mooney, our President General Markets Business Unit.

We refer to these executive officers in this Compensation Discussion and Analysis as the “Named Executive Officers.”

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2010. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executives, including the Named Executive Officers, in 2010, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

2010 Business Highlights

We are the leading global provider of software and related services designed specifically for nonprofit organizations. Our customers use our products and services to help increase donations, reduce fundraising costs, build online communities and improve communications with constituents, manage their finances and optimize operations. Although the volatility in the global economic environment over the past two years has presented several challenges for the Company, in 2010 we achieved several significant financial results and strategic accomplishments:

•	Recorded annual revenue of $327.1 million, a 6% increase over our 2009 revenue;

•	Grew net income to $29.8 million, a 5% increase over 2009 net income;

•	Reorganized our business into three operating units to better align our organization around key customer groups; and

•	Developed a long term vision for the Company and set initial business strategies and priorities necessary to successfully pursue the same.

2010 Executive Compensation Actions

As reflected in our compensation philosophy, we link the financial interests of our executive officers , including the Named Executive Officers, to the attainment and furtherance of our long-term business strategies, which in turn, further the interests of our stockholders. Accordingly, our 2010 compensation actions and decisions were based on our executive’s accomplishments in these dual areas.

For 2010, the Compensation Committee took the following actions with respect to the compensation of our executives, including the Named Executive Officers:

•	increased base salaries, on average, by 2.5% from their 2009 levels;

•	awarded actual annual cash bonus payments that were, on average, at 85% of each executive’s target bonus, which was generally consistent with the bonuses paid for 2009; and

•

approved equity awards (consisting of time-based stock appreciation rights and restricted stock and performance-based restricted stock units) at levels that met competitive market concerns, satisfied our retention objectives and rewarded individual performance during 2010.

In addition, in January 2010, to retain his continued services and recognize his significant achievements, the Compensation Committee entered into an updated employment and non-competition agreement with our CEO. Generally, the terms and conditions of this agreement are similar to his original employment agreement and reflect a total compensation package that is substantially performance-based. To further align his interests with those of our stockholders, in connection with this new employment agreement the Compensation Committee granted our CEO 300,000 stock appreciation rights that will vest over the next four years.

2010 Corporate Governance Highlights

We endeavor to maintain good governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during 2010:

•

The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•	The Compensation Committee’s compensation consultant, Compensia, Inc., is retained directly by the committee and performs no other consulting or other services for us.

•

The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•

Our compensation philosophy and related corporate governance features are complemented by several specific elements that are designed to align our executive compensation with long-term stockholder interests, including:

•

Our change-in-control agreements provide reasonable levels of benefits and are based on a “double trigger” (that is, our executives are eligible to receive payments and benefits only following a change in control of the Company and the termination of the executive without cause or for good reasons within 12 months after the change in control).

•	As a general policy, we do not favor non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) to executive officers that are not available to our employees generally.

•	Our equity plans do not permit stock option exchanges or repricing without stockholder approval.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed to achieve three primary objectives:

1.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executives and incentivize them to perform at their highest level.

2.	Shareholder Value Creation. Structure compensation, whether through salary, cash-based bonus plans or indirectly through appreciation of equity awards, that will ultimately contribute toward enhancing stockholder value; and

3.	Pay-for-Performance. Ensure actual compensation realized by executives is linked to the attainment and furtherance of our long-term business strategies and, in turn, the interests of our stockholders.

Accordingly, our executive officers are primarily rewarded for successfully meeting quantitative performance goals directly related to generating positive returns for our stockholders. We use the following compensation programs to achieve these objectives:

Compensation Element	Compensation Objective(s) Supported
Base salary	#1 and #2
Annual bonus	#1, #2 and #3
Equity awards	#1, #2 and #3
Benefits	#1
Change in control severance payments	#1 and #2

To execute this philosophy, the framework of our executive compensation program reflects the following principles and processes:

•

We maintain a relatively simple and transparent compensation program, the primary elements of which are base salary, an annual cash bonus tied to company and individual performance and an equity program consisting of stock appreciation rights (SARs) (which only provide value to executives if our stock price appreciates), performance-based restricted stock units (PRSUs) (which are payable only upon the attainment of pre-established performance measures over a three-year period) and restricted stock.

•

A significant portion of our executives’ target total direct compensation (base salary, annual target bonus, and annual equity award value) is performance-based. This design is intended to ensure a balance between short-term and long-term performance and a proper relationship between executive compensation and our operational performance and stockholder return.

Compensation recommendations for executive officers are developed by Mr. Chardon (except with respect to his own compensation), with input from our Human Resources Department. These recommendations are presented to our Compensation Committee and reviewed by an independent consultant, Compensia Inc., retained by our Compensation Committee.

Governance of Executive Officer Compensation Program

Role of the Compensation Committee

Our Compensation Committee has overall responsibility for administering and evaluating our executive officer compensation programs and approving executive compensation actions and decisions. Its primary duties and responsibilities include:

•

establishing the compensation philosophy for our executive officers, including the compensation objectives, target pay levels and the peer group for assessing the competitiveness of our executive compensation;

•	establishing and approving corporate goals and objectives relevant to the performance and compensation of our CEO;

•

reviewing and overseeing the corporate goals and objectives relevant to the performance of our other executive officers, including the Named Executive Officers, taking into account the recommendations of our CEO;

•	reviewing and recommending, with input from the Board of Directors, equity compensation plans for our executive officers and employees; and

•	conducting periodic competitive evaluations of our executive compensation program.

Our Compensation Committee consists of entirely independent directors in accordance with the Nasdaq Stock Market listing rules and operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is periodically reviewed and revised by the Compensation Committee and our Board and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Role of Executive Officers in Compensation Decision-Making

Mr. Chardon makes recommendations to our Compensation Committee regarding the compensation arrangements for the executive officers, except himself. In formulating his recommendations, Mr. Chardon considers both internal and external compensation data from our Human Resources Department and the Compensation Committee’s compensation consultant. The Compensation Committee consults with the full Board of Directors as necessary in making decisions regarding Mr. Chardon’s compensation.

Role of Compensation Consultant

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist it in the performance of its duties and responsibilities. Currently, the Compensation Committee engages Compensia to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Compensation Committee may direct its advisor(s) to work with our Human Resources Department to support it in matters relating to the fulfillment of its charter.

During 2010, at the request and on behalf of our Compensation Committee, Compensia:

•	reviewed the composition of the peer group used to assess the competitiveness of our executive compensation program;

•	reviewed and advised on the size and structure of the cash components of our executive compensation program (i.e., base salary levels and target bonus levels);

•	assessed the competitiveness of the equity component of our executive compensation program; and

•	advised our Compensation Committee on the proposed terms of Mr. Chardon’s Amended and Restated Employment Agreement.

Generally, in the course of fulfilling these responsibilities, Compensia is asked to attend Compensation Committee meetings. In addition, Compensia also meets with management from time to time to gather information on and review proposals that management presents to the Compensation Committee. While the Compensation Committee considers the input of its consultant, its executive compensation decisions, including the specific amounts paid to executive officers and directors, are made through the exercise of its own judgment and might reflect factors and considerations other than the information and recommendations provided by Compensia and management.

Target Pay Position/Mix of Pay

For each of the principal components of our executive compensation program (base salary, annual cash bonuses and equity awards), generally our strategy has been to examine peer group and relevant industry compensation practices and, with respect to base salary and annual bonus, target the 50th percentile of our market.

At times, the Compensation Committee has approved compensation levels for individual executives above and below target pay positions, based on experience, individual contribution and the Company performance relative to the peer group, to ensure an appropriate pay-for-performance alignment. The Compensation Committee does not aim to deliver a specified percentage of pay through each form of compensation; rather, it adheres to the overall principle of delivering the majority of compensation in variable, performance-based forms.

The peer group used by the Compensation Committee to evaluate our executive compensation program is reviewed on an annual basis with the assistance of Compensia and adjustments are made as necessary to ensure the peer group continues to properly reflect the market in which we compete most directly for talent. In establishing the peer group, the Compensation Committee considers other software companies with a vertical sales channel and comparable revenue. The peer group established by our Compensation Committee used to execute our executive compensation program for 2010 consists of the following companies:

Advent Software, Inc.	EPIQ Systems, Inc.
Allscripts-Misys Healthcare Solutions, Inc.	Omnicell, Inc.
Athenahealth, Inc.	Quality Systems, Inc.
Blackboard Inc.	S1 Corporation
DealerTrack Holdings, Inc.	Solera Holdings, Inc.
Digital River, Inc.	Tyler Technologies, Inc.
Eclipsys Corporation

In addition to the compensation practices of the peer group companies, the Compensation Committee also reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford Global Technology Survey. This information is considered when making recommendations for each element of compensation as well as total compensation.

Tally Sheets

The Compensation Committee periodically reviews tally sheets for the Named Executive Officers and other executive officers and utilizes them, along with peer group analyses, in making its compensation decisions. These tally sheets affix dollar amounts to each component of compensation for the executive officers, including current compensation (base salary and cash and equity incentive bonuses), outstanding equity awards, benefits, perquisites and potential change in control severance payments and benefits. These tally sheets are only one tool used by the Compensation Committee in its deliberative process of evaluating the total amount of compensation provided to each executive officer and the impact that any adjustment to the various elements of each executive’s current compensation will have on total compensation. Tally sheets are not used in any formulaic manner to dictate pay decisions.

Elements and Evaluation of 2010 Executive Officer Compensation

Base Salary. Salary is one of the few fixed pay elements in our executive compensation program and ensures a base level of compensation. We base the salaries of our executive officers on periodic peer group analyses, individual experience and contribution, corporate performance and historical compensation practices for such executives.

Each named executive officer’s base salary for 2008, 2009 and 2010 is included in the Summary Compensation Table. Due to general economic conditions in the United States in late 2008, particularly as they relate to the market served by the Company, Mr. Chardon recommended to the Compensation Committee, and it concurred, that base salaries for all executive officers would not be increased in 2009. To be consistent with competitive market practices and reflect each named executive officer’s individual experience and contributions to the Company, the Compensation Committee increased base salaries in April 2010, generally by 2.5%.

Based in part on improving economic conditions and in part on improved Company financial performance, in late 2010, the Compensation Committee increased Named Executive Officer base salaries by as much as 3.5% effective April 2011, as set forth in the table below. These increases were in line with overall Company salary increases. Factors influencing Mr. Chardon’s salary increase include his leadership through 2010, a year in which the Company grew as the overall economy improved, in part because of Mr. Chardon’s leadership through the challenges of 2008 and 2009, and his development of a 5-year strategic vision for the Company. Mr. Williams’ salary increase is due to his leadership and contributions in 2010 in managing our finance department and assisting us to achieve our financial projections. Additionally, Mr. Williams’ salary increase in 2011 contemplates his continuation in his current role until his retirement from the Company, which is expected to be in 2011. Mr. Attanasi did not receive a salary increase because prior to April 2011 and concurrent with his announcement of his intention to retire from the Company in 2011, he transitioned his role and responsibilities to another executive. Mr. Cumbaa’s salary increase is due to his contributions in 2010 in leading our Enterprise Customer Business Unit (ECBU) and achieving its revenue goals in 2010. Mr. Mooney’s salary was increased because of his leadership of our General Markets Business Unit (GMBU) and achieving its revenue and profitability goals in 2010.

	2010 Salary(1) ($)	Salary Adjustment
Name		($)	(%)	2011 Salary(2) ($)
Marc E. Chardon	578,100	17,400	3.0	595,500
Timothy V. Williams(3)	338,870	8,470	2.5	347,340
Louis J. Attanasi(4)	303,200	—	—	303,200
Charles T. Cumbaa	324,000	8,100	2.5	332,100
Kevin W. Mooney	348,500	12,200	3.5	360,700

(1)	Effective April 1, 2010.
(2)	Effective April 1, 2011.
(3)	Mr. Williams has announced he will be retiring from the Company in 2011.
(4)	Mr. Attanasi has announced he will be retiring from the Company in 2011.

Benefits and Perquisites. Generally, the Compensation Committee seeks to provide the same benefits to our executive officers as to all of our employees. These benefits include a matching contribution to our 401(k) plan, payment of life and disability insurance premiums and dividends paid on restricted stock.

Performance-Based Annual Bonus. Our corporate annual cash bonus plan provides for the payment of cash bonuses based on our performance in relation to predetermined Company objectives and individual performance goals. In 2010, our corporate performance objectives were: (1) revenue of $327.2 million; and (2) Adjusted EBIT (as defined below) of $85.0 million. Corporate bonus targets payouts in 2010 were equal to approximately 80%, 50%, 45%, 20%, and 20% of base salary for Messrs. Chardon, Williams, Attanasi, Cumbaa and Mooney, respectively. As further discussed below, Messrs. Chardon, Cumbaa and Mooney had additional bonus target payouts based upon their individual performance and for Messrs. Cumbaa and Mooney on the financial performance of their respective business units.

Each executive’s maximum potential bonus was determined based on the achievement of objective, corporate performance goals. For 2010, the performance metrics of the annual cash bonus plan consisted of revenue (50% weighting) and Adjusted EBIT (50% weighting). For purposes of the corporate annual cash bonus plan, revenue means revenue reported under generally accepted accounting principles, or GAAP, as presented in the Company’s periodic reports to the SEC. Adjusted EBIT means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with GAAP: (a) net income plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, (iii) bonus expense, (iv) amortization expense, and (v) stock-based compensation less (d) interest income and any extraordinary gains. We use an EBIT target because we believe EBIT, although not a substitute for GAAP earnings, provides an important measure of the operation and success of our business.

The determination of an individual’s maximum potential bonus is based on the following matrix.

	Performance/Payout
	Below Threshold	Threshold	Target	Maximum
Revenue as % of target	<90%	90%	100%	115%
Adjusted EBIT as % of target	<90%	90%	100%	115%
Maximum individual potential bonus as % of target	0%	50%	100%	200%

The revenue and Adjusted EBIT thresholds must both be achieved for any bonus to be paid under the plan. For 2010, Company achievement against the predetermined Company objectives was 100% with respect to revenue and 93% with respect to EBIT. Therefore, in light of achieving both the Adjusted Revenue and Adjusted EBIT thresholds, the Compensation Committee paid bonuses calculated on the basis of a payout of approximately 82% of the target payout.

We determined Messrs. Williams and Attanasi’s bonus awards entirely on the foregoing and on the basis of a payout of approximately 82%.

We determined Mr. Chardon’s 2010 bonus pursuant to the terms of the amended and restated Employment Agreement he entered into with us on January 28, 2010. Accordingly, 80% of Mr. Chardon’s bonus was based on the achievement of corporate performance as described above, and 20% is based on the Compensation Committee’s subjective evaluation of his performance during the year. For 2010, the Compensation Committee considered Mr. Chardon’s leadership throughout the year, including particularly our success coming off the difficult economic conditions of 2008 and 2009 and his leadership in developing a long-term strategic vision for the Company. Accordingly, for the corporate performance component of his 2010 bonus, Mr. Chardon received $381,084 (approximately 82% of the 80% of total target bonus assigned to corporate performance). Mr. Chardon also received $115,620 for the individual subjective evaluation component of his 2010 bonus (100% of the 20% of total target bonus assigned to individual performance).

We determined Mr. Cumbaa’s bonus 20% based on the achievement of corporate performance, 50% based on the achievement of overall ECBU performance and 30% based on the Mr. Chardon’s subjective evaluation of his performance during the year. For the corporate performance component of his 2010 bonus, Mr. Cumbaa received $26,203 (approximately 82% of the 20% of total target bonus assigned to corporate performance). For the overall ECBU performance component of his 2010 bonus, Mr. Cumbaa received $85,383 (approximately 107% of the 50% of total target bonus assigned to ECBU performance). Mr. Cumbaa also received $40,500 for the individual subjective evaluation component of his 2010 bonus (85% of the 30% of total target bonus assigned to individual performance). Based on Mr. Chardon’s recommendation, we set the individual component of Mr. Cumbaa’s 2010 bonus at 85% due to his strong leadership, performance in leading the ECBU to achieve its revenue goals and his business unit not achieving its profitability goals.

We determined Mr. Mooney’s bonus 20% based on the achievement of corporate performance, 50% based on the achievement of overall GMBU performance and 30% based on Mr. Chardon’s subjective evaluation of his performance during the year. For the corporate performance component of his 2010 bonus, Mr. Mooney received $28,541 (approximately 82% of the 20% of total target bonus assigned to corporate performance). For the overall GMBU performance component of his 2010 bonus, Mr. Mooney received $80,223 (approximately 93% of the 50% of total target bonus assigned to GMBU performance). Mr. Mooney also received $65,000 for the individual subjective evaluation component of his 2010 bonus (125% of the 30% of total target bonus assigned to individual performance). Based on Mr. Chardon’s recommendation, we set the individual component of Mr. Mooney’s 2010 bonus at 125% due to his strong leadership and performance in leading GMBU to achieve its revenue and profitability goals.

Equity Incentive Programs. We use long-term equity incentives, including restricted stock, PRSUs, stock-settled SARs and stock options granted pursuant to our 2008 Equity Incentive Plan, to help align the interests of executive officers, including the Named Executive Officers, with our stockholders. In 2008, 2009 and 2010, 50% of an executive’s equity award (other than awards to our CEO) was granted in the form of SARs and 50% in the form of restricted stock, both of which vest annually in four equal amounts beginning on the first anniversary of the date of grant.

In 2010, PRSUs were added to the executive equity mix to more directly align executive compensation with long-term value creation and to create an above-market median compensation opportunity when the Company’s long-term performance is at or above predetermined levels of growth. For 2010, other than for Mr. Williams, approximately 75% of each executive’s equity award value was delivered in either SARs or PRSUs; the value to the executive will only be evident to the extent stock price appreciation occurs and the Company achieves its three-year performance goals relative to revenue growth, earnings growth and customer retention. The details and rationale behind the equity award framework for 2010 is as follows:

•

baseline equity award values were delivered 50% in SARs and 50% in restricted stock to provide a better balance between retention and incentives to increase stockholder value; this combination of awards reflected market median equity award values and balanced our objectives relative to executive retention and performance;

•	the additional PRSUs were set to deliver 65th and 75th percentile of market award value if earned; and

•

the vesting schedule for SARs was the same for restricted stock awards (four equal annual amounts beginning on the first anniversary of the date of grant), which conformed to market norms and enhances retention because of the additional year of vesting.

In 2009 and 2010, the Compensation Committee awarded equity at approximately the 50th percentile of market. All of Mr. Chardon’s equity grants made prior to December 31, 2009, other than his SARs, were awarded pursuant to his employment agreement originally entered into in November 2005. Following its review of our compensation program, Mr. Chardon’s performance in 2007 (a year in which our total revenue increased 34% compared to 2006 and during which we acquired and began the successful integration of three companies) and 2008 (a year in which our total revenue and gross profit increased 18% and 13%, respectively compared to 2007), and upon Compensia’s advice, the Compensation Committee determined in 2008 and 2009 that Mr. Chardon’s equity holdings and the annual grant amount in the 2005 employment agreement were below market relative to our peer group. Therefore, the Compensation Committee decided to grant Mr. Chardon SARs in 2008 and 2009. The awards were made on February 12, 2008, November 7, 2008 and November 10, 2009 for 55,380, 19,000 and 65,299 SARs, respectively. The SARs vest in four equal annual installments, beginning on the first anniversary of the date of grant, and are to be settled in stock at the time of exercise.

The table below lists the SAR and restricted stock awards made to each named executive officer in 2010. Award levels where determined by the Compensation Committee following consideration of peer group practices with respect to the economic value of equity compensation (i.e., the Black-Scholes value of stock options and SARs, and fair value of restricted stock and PRSU on the date of grant), individual performance, criticality of role, the expected future contribution and long-term retention of the executive officer and our performance compared to the peer group. Mr. Williams did not receive an equity award grant given his announcement of his plan to retire prior to November 2010, when the awards were granted. All SARs and restricted stock grants to Messrs. Attanasi, Cumbaa and Mooney were made on November 8, 2010. The restricted stock grant to Mr. Chardon was made on November 8, 2010, and SARs grants to Mr. Chardon were made on February 10, May 10, August 10, and November 8, 2010. All 2010 performance-based RSUs were made on February 16.

Name	Number of SARs	Number of Restricted Shares	Number of Performance-based RSU
Marc E. Chardon(1)	404,167	23,438	11,052
Timothy V. Williams	—	—	11,052
Louis J. Attanasi	24,182	6,771	11,052
Charles T. Cumbaa	26,042	7,292	11,052
Kevin W. Mooney	33,482	7,292	11,052

(1)	Includes the grant of 300,000 SARs pursuant to Mr. Chardon’s employment agreement entered into in January 2010. See discussion of CEO Employment Agreement on page 28.

The closing price of our common stock on each of these grant dates was as follows:

Date	Closing Price
February 10, 2010	$21.44
February 16, 2010	$22.79
May 10, 2010	$22.58
August 10, 2010	$24.00
November 8, 2010	$26.79

To align the PRSUs with the Company’s strategic growth objectives, the Compensation Committee provided that the PRSUs would be eligible for vesting over three annual periods only if the Company’s performance fell within a performance matrix established by the Compensation Committee based on the Company’s compound annual growth rate for revenue, Non-GAAP EBIT (as defined below) and customer retention. Any unearned awards may be rolled into the following year’s awards until the final performance measure period of 2010-2012. The performance matrix provides that the RSUs would be forfeited and cancelled by the Company if the Company’s performance did not meet the minimum of the performance measures’ targets for the last performance period of 2010-2012. The performance matrix contemplates that up to 150% of the award would be eligible for vesting if the Company’s performance equals or exceeds the “maximum” performance measures in the table below. Assuming the target performance goals are achieved in all annual periods, each executive officer would earn $251,875 over the three annual periods based on the grant date fair value of $22.79. The performance matrix below indicates the performance goals by annual period.

Annual Period	Measure	Min	Target	Max	Weighting
1	Revenue CAGR 2010	7.0%	10.0%	11.5%	30%
2	Revenue CAGR 2010-11	9.0%	12.0%	13.5%
3	Revenue CAGR 2010-12	10.5%	13.5%	15.0%

1	Non-GAAP EBIT CAGR 2010	13.5%	16.5%	18.0%	40%
2	Non-GAAP EBIT CAGR 2010-11	14.0%	17.0%	18.5%
3	Non-GAAP EBIT CAGR 2010-12	14.5%	17.5%	20.0%

1	Customer Retention 2010	94.0%	96.0%	98.0%	30%
2	Customer Retention 2010-11	94.0%	96.0%	98.0%
3	Customer Retention 2010-12	94.0%	96.0%	98.0%

	Payout as a % of Target	50%	100%	150%

	Maximum Potential Awards to be Earned	5,526	11,052	16,579

For purposes of the P RSUs, “revenue” means revenue reported under GAAP as presented in the Company’s periodic reports to the SEC. “Non-GAAP EBIT” means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with GAAP: (a) income from operations plus (b) the sum of the following to the extent deducted in determining income from operations (i) amortization expense and (ii) stock-based compensation expense. We use a Non-GAAP EBIT target because we believe Non-GAAP EBIT, although not a substitute for GAAP earnings, provides an important measure of the operation and success of our business.

For 2010, the Company did not achieve the minimum threshold target levels for the revenue or Non-GAAP EBIT measures, however it did achieve customer retention of approximately 95%. Achievement of the customer retention performance goal resulted in 23% achievement of the performance goal for the first annual period and the issuance of 859 shares to each of the Named Executive Officers in February 2011. The remaining unearned awards from the first annual period were rolled into the second annual period.

CEO Employment Agreement

On January 28, 2010, we entered into an Amended and Restated Employment and Noncompetition Agreement with our CEO. This agreement superseded his prior employment and noncompetition agreement that was effective as of November 28, 2005 and would have terminated on November 28, 2010. The independent members of the Board of Directors determined that it was in the best interests of the Company and our stockholders to enter into a new agreement with him due to his strong performance as our CEO over the term of his original agreement and his importance to the future performance of the Company. Thereupon, the independent members of the Board of Directors instructed the Compensation Committee to begin negotiating a new agreement with Mr. Chardon.

It was the belief of the Board of Directors that, while the Company’s existing compensation arrangements with our CEO had served the organization well during its term, a new agreement, providing for an appropriately-compensated chief executive, was needed as the Company entered its next stage of development. It was also the belief of the Board of Directors that, given our CEO’s role as an industry leader and innovator, it would be difficult to replace someone of his stature, which could have a significant adverse impact on the Company. Consequently, the Board of Directors charged the Compensation Committee with developing a fair and reasonable compensation package for our CEO to reflect his unique value to the Company and his role as the leader of a maturing organization competing in an innovative industry.

Pursuant to the Agreement, Mr. Chardon will serve as our CEO until December 31, 2012, subject to early termination under certain specified circumstances. After December 31, 2012, Mr. Chardon’s employment with the Company will automatically renew for successive one-year terms, unless either party gives the other at least 90 days advance written notice of non-renewal. The agreement also provides for the following compensation:

•	an annual base salary of $564,000, subject to annual increases;

•

if his goals are achieved in the judgment of the Compensation Committee, an annual cash bonus targeted at 100% of his then-current base salary with a range of 0-200% of his then-current base salary based on performance;

•

an SAR award covering 100,000 shares of the Company’s common stock on each of February 10, May 10 and August 10, 2010 that will vest on November 10, 2010, November 10, 2011 and November 12, 2012, respectively;

•

an annual equity bonus payable in restricted stock (valued at $562,500) and stock appreciation rights (with a target value of $500,000), subject to vesting and other provisions set forth in the Agreement; and

•

the following additional compensation and benefits in accordance with what the Company provides to other senior executives (a) participation in all employee benefit plans and fringe benefits, (b) reasonable periods of paid vacation, personal and sick leave, (c) reimbursement for all out-of-pocket expenses reasonably incurred in the performance of his duties, and (d) health, life and short and long-term disability insurance.

While employed by the Company, Mr. Chardon may serve on the board of directors of no more than three entities that are not affiliated with the Company. In consideration for these payments and benefits, Mr. Chardon agreed to non-compete and non-solicitation covenants during the course of and for one year following termination of his employment.

The agreement also provides for specific payments and benefits for Mr. Chardon in the event that his employment is terminated for certain reasons, including in connection with or following a change in control of the Company. The Compensation Committee determined that these arrangements were appropriate in view of Mr. Chardon’s significance to the Company and were consistent with market practice for the chief executive officers of similarly-sized companies. For a summary of the terms and conditions of these post-employment compensation arrangements, see “Potential Payments Upon Termination or Change in Control” below.

The independent members of the Board of Directors determined that this compensation package, and its principal pay components, was reasonable and consistent with our compensation philosophy. Further, the independent members of the Board of Directors determined that the various components of our CEO’s compensation package were both competitive and appropriate within our industry sector and the broader business community.

Other Compensation Policies

Retention Agreements

In November 2008, we entered into retention agreements with our executive officers who did not already have severance arrangements in place covering termination upon a change in control of the Company. Based on our review of market competitive and best practices and upon the advice of Compensia, the agreements only award severance if the executive officer’s employment is terminated within 12 months after a change in control either by us without cause or by the officer for good reason. The agreements are designed to preserve employee morale, encourage productivity and employee retention. Severance under the agreements consists of cash severance of 1.5 times base salary, a continuation of health insurance benefits for the lesser of 12 months following termination or until the executive officer becomes eligible for benefits from another employer, and acceleration of 100% of the executive officer’s equity awards.

Equity Award Grant Policy

We do not have an established formal policy with respect to the timing of equity grants in coordination with the release of material nonpublic information. However, as a matter of practice and informal policy, the Compensation Committee generally grants equity awards during periods considered to be our open trading windows (beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter).

Tax Deductibility of Executive Compensation

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for Mr. Chardon and the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. It is the policy of the Compensation Committee to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation. However, the Compensation Committee retains the ability to evaluate the performance of our executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is filed with the SEC.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

John P. McConnell, Chairman

Timothy Chou

Andrew M. Leitch

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued to our named executive officers in 2008, 2009 and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Marc E. Chardon	2010	578,100	665,685	2,767,836	496,704	43,940	4,552,265
President, Chief Executive Officer and Director	2009	564,000	562,500	418,907	400,000	44,078	1,989,485
	2008	564,000	562,500	561,792	320,170	35,608	2,044,070

Timothy V. Williams(4)	2010	338,870	37,781	—	138,763	19,843	535,257
Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary	2009	330,600	169,784	188,190	132,405	20,517	841,496
	2008	330,600	99,200	102,935	94,000	20,196	646,931

Louis J. Attanasi(5)	2010	303,200	219,176	178,947	111,741	18,154	831,218
Senior Vice President Products	2009	295,800	156,380	173,430	106,621	17,915	750,146
	2008	295,800	80,600	83,635	75,500	17,526	553,061

Charles T. Cumbaa	2010	324,000	233,134	192,710	152,086	19,692	921,622
President Enterprise Customer Business Unit	2009	300,000	169,784	188,190	120,150	19,564	797,688
	2008	300,000	99,200	102,935	85,500	19,243	606,878

Kevin W. Mooney(6)	2010	348,500	233,134	247,767	173,764	18,343	1,021,509
President General Markets Business Unit	2009	340,000	169,784	407,856	146,319	16,628	1,080,587
	2008	155,832	417,364	464,409	44,500	8,135	1,090,240

(1)	The reported amounts represent the aggregate grant date fair value of the restricted stock and performance stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. The performance stock awards are subject to performance conditions as described on page 27. The amount included above is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
(2)	The reported amounts represent the aggregate grant date fair value of SARs awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 of the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2011 for the year ended December 31, 2010.

(3)	Includes the following for each named executive officer:

Name	Year	401(k) Company Match ($)	Dividends Paid on Restricted Stock ($)	Life and Disability Insurance Premiums ($)	Health Savings Account Contributions ($)
Marc E. Chardon	2010	7,350	32,753	3,537	300
	2009	7,350	32,891	3,537	300
	2008	6,900	24,871	3,537	300

Timothy V. Williams	2010	7,350	8,791	3,402	300
	2009	7,350	9,465	3,402	300
	2008	6,900	9,594	3,402	300

Louis J. Attanasi	2010	7,350	8,257	2,247	300
	2009	7,350	8,018	2,247	300
	2008	6,900	8,319	2,007	300

Charles T. Cumbaa	2010	7,350	9,593	2,449	300
	2009	7,350	9,465	2,449	300
	2008	6,900	9,594	2,449	300

Kevin Mooney	2010	7,350	9,301	1,692	—
	2009	7,350	7,586	1,692	—
	2008	3,388	3,901	846	—

(4)	Mr. Williams has announced he will be retiring from the Company in 2011.
(5)	Mr. Attanasi has announced he will be retiring from the Company in 2011.
(6)	Mr. Mooney joined our Company on July 14, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average price of outstanding options, warrant and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	1,772,523	$22.55	2,201,797
2004 Stock Plan	961,182	$22.60	—	(1)
2001 Stock Option Plan	70,260	$4.81
Kintera, Inc. 2000 Stock Option Plan, as amended(2)	4,914	$10.96
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended(2)	15,204	$11.39
Equity compensation plans not approved by stockholders
Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies(3)	—	—	94,339

(1)	The 2004 Stock Plan was terminated as to future grants by our Board of Directors on April 24, 2008.
(2)	This plan was approved by the stockholders of Kintera and assumed by us upon our acquisition of Kintera in July 2008.
(3)	The Company adopted this plan so that it could issue registered shares of its common stock to certain of its employees pursuant to employment contracts or other agreements or arrangements entered into in connection with its acquisition of etapestry.com, Inc., Kintera and any other company in the future.

GRANTS OF PLAN-BASED AWARDS FOR 2010

The following table provides information regarding grants of plan-based awards made to our named executive officers in 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)
Marc E. Chardon	—	0	578,100	1,156,200
	02/16/10				11,052	(2)			251,875
	11/08/10				23,438	(3)			627,904
	11/08/10						104,167	26.79	770,836
	08/10/10						100,000	24.00	677,000
	05/10/10						100,000	22.58	682,000
	02/10/10						100,000	21.44	638,000
Timothy V. Williams	—	0	169,435	338,870
	02/16/10				11,052	(2)			251,875
Louis J. Attanasi	—	0	136,440	303,200
	02/16/10				11,052	(3)			251,875
	11/08/10				6,771				181,395
	11/08/10						24,182	26.79	178,947
Charles T. Cumbaa	—	0	162,000	324,000
	02/16/10				11,052	(2)			251,875
	11/08/10				7,292	(3)			195,353
	11/08/10						26,042	26.79	192,711
Kevin W. Mooney	—	0	174,250	348,500
	02/16/10				11,052	(2)			251,875
	11/08/10				7,292	(3)			195,353
	11/08/10						33,482	26.79	247,767

(1)	Mr. Chardon’s target bonus is established by the Compensation Committee and, pursuant to the employment agreement he entered into with us in January 2010, his target bonus can be no less than $562,500. The 2010 target bonuses for our named executive officers were based upon a percentage of their annual salary as follows:

Executive	Target
Timothy V. Williams	50% of annual salary
Louis J. Attanasi	45% of annual salary
Charles T. Cumbaa	50% of annual salary
Kevin W. Mooney	50% of annual salary

(2)	All grants of performance-based RSUs vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to achievement of performance conditions described on page 27 and continued employment.
(3)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table. All grants of restricted common stock vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.
(4)

The named executive officers were each granted the number of SARs provided next to their names in the table. All of the SARs will be settled in stock at the time of exercise. The SARs granted to Messrs. Attanasi, Cumbaa and Mooney, and the SARs granted to Mr. Chardon on November 8, 2010, vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment. The other SARs granted to Mr. Chardon vest as follows: those granted on February 10, 2010 vested 100% on November 10, 2010; those May 10, 2010 will vest 100% on November 8, 2011, subject to continued

employment; and those granted on August 10, 2010 will vest 100% on November 12, 2012, subject to continued employment. The number of shares issued upon the exercise of the SARs is calculated as the difference between the share price of our stock on the date of exercise and the base price of the SAR, multiplied by the number of SARs and then divided by the share price on the exercise date.

(5)	The grant date fair value of the equity awards is calculated in accordance with FASB ASC Topic 718. See Note 11 of the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table contains information concerning unexercised stock options and SARs and shares of restricted stock that had not vested for the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(17)
Marc E. Chardon	267,796	—		16.10	11/28/2012	70,630	(11)	$1,829,317
	27,690	27,690	(1)	26.17	02/13/2015	11,052	(12)	286,247
	4,750	4,750	(2)	12.40	11/08/2015
	16,325	48,974	(3)	22.34	11/11/2016
	—	104,167	(4)	26.79	11/07/2017
	100,000	—		21.44	02/10/2017
	—	100,000	(5)	22.58	05/10/2017
	—	100,000	(6)	24.00	08/10/2017

Timothy V. Williams	24,774	—		26.75	11/10/2011	13,700	(13)	354,830
	39,999	13,334	(7)	26.11	11/07/2014	11,052	(12)	286,247
	13,333	13,334	(8)	12.40	11/08/2015
	6,375	19,125	(3)	22.34	11/11/2016

Louis J. Attanasi	24,774	—		26.75	11/10/2011	18,521	(14)	479,694
	32,499	10,834	(7)	26.11	11/07/2014	11,052	(12)	286,247
	5,417	5,417	(8)	12.40	11/08/2015
	5,875	17,625	(3)	22.34	11/11/2016
	—	24,182	(4)	26.79	11/07/2017

Charles T. Cumbaa	24,774	—		26.75	11/10/2011	20,992	(15)	543,693
	39,999	13,334	(7)	26.11	11/07/2014	11,052	(12)	286,247
	13,333	13,334	(8)	12.40	11/08/2015
	6,375	19,125	(3)	22.34	11/11/2016
	—	26,042	(4)	26.79	11/07/2017

Kevin W. Mooney	32,504	32,505	(9)	21.40	08/09/2015	22,744	(16)	589,070
	5,000	5,000	(10)	12.40	11/08/2015	11,052	(12)	286,247
	13,816	41,449	(13)	22.34	11/11/2016
	—	33,482	(4)	26.79	11/07/2017

(1)	The unvested SARs underlying this award will vest in two equal annual installments beginning on February 12, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(2)	The unvested SARs underlying this award will vest in two equal annual installments beginning on November 7, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(3)	The unvested SARs underlying this award will vest in three equal annual installments beginning on November 10, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.

(4)	The unvested SARs underlying this award will vest in four equal annual installments beginning on November 8, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(5)	The unvested SARs underlying this award will vest 100% on November 10, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(6)	The unvested SARs underlying this award will vest 100% on November 12, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(7)	The unvested SARs underlying this award will vest on November 6, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(8)	The unvested SARs underlying this award will vest in two equal annual installments beginning on November 7, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(9)	The unvested SARs underlying this award will vest in two equal annual installments beginning on August 8, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(10)	The unvested SARs underlying this award will vest in two equal annual installments beginning on November 7, 2011, subject to continued employment, and shall be settled in stock at the time of exercise.
(11)	The unvested portion of Mr. Chardon’s awards will vest as follows: 5,625 restricted shares on November 6, 2011; 22,682 restricted shares in two equal annual installments beginning on November 7, 2011; 18,884 restricted shares in three equal annual installments beginning on November 10, 2011; and 23,438 restricted shares in four equal installments beginning on November 8, 2011.
(12)	The unvested portion of these restricted stock unit awards will vest in three equal annual installments if certain performance measures are achieved.
(13)	The unvested portion of Mr. Williams’ awards will vest as follows: 4,000 restricted shares will vest on November 6, 2011; 4,000 restricted shares will vest in two equal annual installments beginning on November 7, 2011; and 5,700 restricted shares will vest in three equal annual installments beginning on November 10, 2011.
(14)	The unvested portion of Mr. Attanasi’s awards will vest as follows: 3,250 restricted shares will vest on November 6, 2011; 3,250 restricted shares will vest in two equal annual installments beginning on November 7, 2011; 5,250 restricted shares will vest in three equal annual installments beginning on November 10, 2010; and 6,771 restricted shares in four equal installments beginning on November 8, 2011.
(15)	The unvested portion of Mr. Cumbaa’s awards will vest as follows: 4,000 restricted shares will vest on November 6, 2011; 4,000 restricted shares will vest in two equal annual installments beginning on November 7, 2011; 5,700 restricted shares will vest in three equal annual installments beginning on November 10, 2011; and 7,292 restricted shares in four equal installments beginning on November 8, 2011.
(16)	The unvested portion of Mr. Mooney’s awards will vest as follows: 9,751 restricted shares will in two equal annual installments beginning on August 8, 2011; 5,700 restricted shares will vest in three equal annual installments beginning on November 10, 2011; and 7,292 restricted shares in four equal installments beginning on November 8, 2011.
(17)	Based on $25.90 per share which was the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED IN 2010

The table below sets forth information concerning the exercise of stock options and SARs, and vesting of restricted stock for each named executive officer during 2010.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc E. Chardon	386,310	3,798,477	28,517	760,711
Timothy V. Williams	100,000	1,836,273	8,372	223,065
Louis J. Attanasi	5,532	140,830	7,097	189,180
Charles T. Cumbaa	51,618	1,105,203	8,372	223,065
Kevin W. Mooney	—	—	6,776	168,568

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

Nonqualified Deferred Compensation and Retirement Plans

We do not have deferred compensation or defined benefit pension or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes our maximum potential payments to the named executive officers upon various termination events as described below. The payments are quantified assuming the termination of employment or change in control occurred on the last trading day of our most recently completed fiscal year (December 31, 2010) and that the price per share of common stock is the closing price on December 31, 2010 ($25.90 per share). The payments are also quantified under the named executive officer’s employment agreement in effect at December 31, 2010.

	Marc E. Chardon		Timothy V. Williams		Louis J. Attanasi		Charles T. Cumbaa		Kevin W. Mooney
Termination Without Cause or For Good Reason
Base salary	$1,156,200		—		—		—		—
Lump sum bonus payment	578,100		—		—		—		—
Value of acceleration of equity incentives	754,212		—		—		—		—
Continuation of benefits	15,500		—		—		—		—
Estimated Section 409A gross-up payment	949,001		—		—		—		—

Total	$3,453,013	(1)	—		—		—		—

Termination Upon Death or Disability
Base salary	—		—		—		—		—
Lump sum bonus payment	578,100		—		—		—		—
Value of acceleration of equity incentives	—		—		—		—		—
Continuation of benefits	—		—		—		—		—
Estimated Section 409A gross-up payment	—		—		—		—		—

Total	$578,100	(2)	—		—		—		—

Termination Upon Change in Control
Base salary	$1,156,200		$508,305		$454,800		$486,000		$522,750
Lump sum bonus payment	578,100		—		—		—		—
Value of acceleration of equity incentives	2,589,789		889,171		901,826		1,078,034		1,236,648
Continuation of benefits	15,500		10,333		10,333		10,333		10,333
Estimated Section 409A gross-up payment	949,001		—		—		—		—

Total	$5,288,590	(3)	$1,407,809	(4)	$1,366,959	(4)	$1,574,367	(4)	$1,769,566	(4)

(1)

Under Mr. Chardon’s employment agreement, in effect at December 31, 2010, if his employment is terminated without cause, as defined in that agreement, or by Mr. Chardon for good reason, as defined in that agreement, we will be obligated to continue to pay his base salary for a period of 24 months, make a lump sum payment equal to his target bonus compensation accrued through the termination date within 60 days of termination, accelerate vesting of all of his then-unvested equity awards by 12 months, provide health benefits at the same level as in effect on the termination date for a period of 18 months and, if he is subject to tax under Internal Revenue Code Section 409(a)(1)(B), pay an additional gross-up payment sufficient to put him in the same after tax position as he would have been had the tax not applied. Under the equity plans pursuant to which Mr. Chardon’s SARs were granted, such SARs would not accelerate in these circumstances.

(2)	Under Mr. Chardon’s employment agreement, in effect at December 31, 2010, if his employment is terminated by death or disability, as defined in that agreement, we will be obligated to pay him or his estate a pro rata share of his bonus compensation accrued through the termination date. All unvested restricted stock will be forfeited immediately. All options that are vested on the termination date will terminate if unexercised within one year of the termination. Under the plans pursuant to which Mr. Chardon’s SARs were granted, such SARs would not accelerate in these circumstances.
(3)	Under Mr. Chardon’s employment agreement, in effect at December 31, 2010, if his employment is terminated without cause, as defined in that agreement, or by Mr. Chardon for good reason, as defined in that agreement, within 12 months of a change in control, as defined in that agreement, we will be obligated to provide him the same amounts as if he were terminated by us without cause, except that any then-unvested equity awards granted to Mr. Chardon will immediately be vested 100% and remain exercisable for the balance of their original terms.
(4)	Under the retention agreements we entered into with Messrs. Williams, Attanasi, Cumbaa and Mooney in November 2008, for each of them, if his employment is terminated within 12 months after a change in control, as defined in the retention agreements, either by us without cause or by him for good reason, we will be obligated to pay him 1.5 times his base salary, provide health benefits at the same level as in effect on the termination date for the lesser of 12 months or until he becomes eligible for insurance benefits from another employer and accelerate and fully vest his then outstanding and unvested equity awards.

Employment Agreements

Set forth below are descriptions of the principal terms of the employment agreements and retention agreements currently in effect with our named executive officers and the potential payments we will need to make upon termination of employment or upon a change in control of Blackbaud.

Mr. Chardon

On January 28, 2010, we entered into a three-year Amended and Restated Employment and Noncompetition Agreement with Mr. Chardon to serve as our President and Chief Executive Officer. The agreement automatically renews for successive one-year terms, unless either party gives the other advance written notice of non-renewal.

The agreement prohibits Mr. Chardon from participating in any business that directly competes with us or soliciting any employee of ours to leave us for one year after termination of the agreement. Also, the agreement prohibits Mr. Chardon from soliciting our customers or clients for one year after termination of the agreement.

If Mr. Chardon’s employment is terminated for cause, as defined in the agreement, we will be obligated to pay him any accrued salary or unpaid vacation time through the termination date, awarded but unpaid cash bonus through the termination date and unreimbursed expenses through the termination date (the “Accrued Compensation”). All of Mr. Chardon’s unexercised stock options and SARs will be immediately forfeited if he is terminated for cause. In Mr. Chardon’s employment agreement, the term “cause” is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior which is materially detrimental to our reputation, business and/or operations;

•	willful and repeated failure or refusal to perform his reasonably assigned duties; and/or

•	willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement.

If Mr. Chardon’s employment is terminated without cause or by Mr. Chardon for good reason, as defined in the agreement, we will be obligated to:

•	pay Mr. Chardon his Accrued Compensation;

•	continue to pay his base salary for a period of 24 months;

•	pay a pro rata share of his cash bonus accrued through the termination date;

•	accelerate vesting of all of his then-unvested restricted stock outstanding by 12 months;

•

accelerate vesting of all of his then-unvested stock options outstanding by 12 months (Mr. Chardon will have 180 days from the termination date to exercise vested stock options, after which time they will terminate);

•

accelerate vesting of all his then-unvested SARs outstanding by 12 months (Mr. Chardon will have 2 years from the termination date to exercise vested SARs granted pursuant to the agreement, after which time they will terminate, and 90 days from the termination date to exercise all other SARs, after which time they will terminate);

•	provide health benefits at the same level as in effect on the termination date for a period of 18 months; and

•

if he is subject to tax under Internal Revenue Code Section 409(a)(1)(B), pay an additional gross-up payment sufficient to put him in the same after tax position as he would have been had the tax not applied.

In Mr. Chardon’s employment agreement, the term “good reason” is defined generally as:

•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	our failure to pay or provide him with the compensation or benefits due and payable;

•	a reduction in his base salary or target bonus compensation or a material reduction of any other material employee benefit or perquisite;

•	our failure to obtain the assumption in writing of Mr. Chardon’s agreement by any purchaser of all or substantially all of our assets within 15 days after a sale or transfer of such assets;

•	failure to be elected as a director or his removal from the board of directors; and/or

•	relocation of our principal office to a location more than 40 miles from Charleston, South Carolina.

If Mr. Chardon’s employment is terminated by Mr. Chardon without good reason or Mr. Chardon fails to renew the agreement, we will be obligated to pay Mr. Chardon his Accrued Compensation. All of Mr. Chardon’s unvested restricted stock, stock options and SARs will be forfeited to the Company or terminate, as applicable, and he will have 180 days from the termination date to exercise any of his vested stock options and SARs, after which time they will terminate. Except as noted below, if we fail to renew the agreement, Mr. Chardon will receive his Accrued Compensation and a one-time lump-sum payment equal to 12 months of his then-current base salary. All of Mr. Chardon’s unvested restricted stock, stock options and SARs will be forfeited to the Company or terminate, as applicable, and he will have 24 months to exercise any of his vested stock options and SARs, after which time they will terminate.

If, within 12 months after a change in control of the Company, as defined in the agreement, Mr. Chardon is terminated without cause or he resigns with good reason, we will be obligated to pay Mr. Chardon the same amounts as if he were terminated without cause, and in addition any then-unvested options, restricted stock and/or SARs granted to Mr. Chardon will immediately be vested 100% and remain exercisable for the balance of their original terms. If the Company fails to renew the Agreement either during discussions that ultimately lead to a change in control of the Company or within 12 months after a change in control of the Company, the Company has these same payment obligations. In Mr. Chardon’s employment agreement, the term “change in control” is defined generally as:

•

the consummation of a merger or consolidation in which the stockholders of our Company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.

If Mr. Chardon’s employment is terminated due to death or disability, as defined in the agreement, we will be obligated to pay him or his estate his Accrued Compensation and a pro rata share of his cash bonus accrued through the termination date. All unvested restricted stock, options and SARs will be forfeited to the Company or terminate immediately, as applicable. Mr. Chardon’s estate will have one year from the termination date to exercise any vested options and SARs, after which time they will terminate.

Finally, the agreement provides that, if any payments made to Mr. Chardon are deemed to be “parachute payments” under Section 280G(b)(2) of the Code, Mr. Chardon may elect either to receive full payment under the agreement or to have the Company reduce the payment to the minimum extent necessary to avoid imposition of any excise tax or the disallowance of a deduction to the Company under Section 280G(b)(2) of the Code.

Messrs. Williams, Attanasi, Cumbaa and Mooney

We entered into at-will employment agreements with Messrs. Williams, Attanasi, Cumbaa and Mooney dated January 2, 2001, December 17, 2002, May 16, 2001 and June 25, 2008, respectively. Each agreement prohibits the officer from entering into employment with any direct competitor or soliciting any employee of ours to leave us for two years after termination of the agreement. Additionally, each prohibits the solicitation of our customers or clients for two years after termination of the agreement. None of the agreements provide for any severance payments and have no set term. The agreements were amended in November 2008 to include an assignment of intellectual property clause. In November 2008, we entered into retention agreements with Messrs. Williams, Attanasi, Cumbaa and Mooney. The retention agreements provide each severance upon termination of employment under certain circumstances, as described below. We are not obligated to pay additional “gross-up” payments to Messrs. Williams, Attanasi, Cumbaa or Mooney if, in connection with payments following termination, they are subject to taxation under Section 280(G) or 409A(a)(1)(B) of the Internal Revenue Code. Mr. Attanasi and Mr. Williams have announced their intention to retire within the year, so the disclosure below about their potential payments is for informational purposes only.

If Messrs. Williams, Attanasi, Cumbaa or Mooney’s employment is terminated within 12 months after a change in control, as defined in the retention agreements, either by us without cause, or by the officer for good reason, we will be obligated to:

•	pay him 1.5 times his base salary;

•	accelerate and fully vest his then-outstanding and unvested equity awards; and

•	accelerate and fully vest his restricted stock; and

•	provide health benefits for the lesser of 12 months following the termination date or until he becomes eligible for insurance benefits from another employer.

In the retention agreements, the term “cause” is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	willful and repeated failure or refusal to perform his reasonably-assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	willful violation of his employment agreement.

In the retention agreements, the term “good reason” is defined generally as:

•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	a reduction in the officer’s base salary or target bonus compensation or a material reduction of any employee benefit or perquisite;

•

failure by us to obtain the assumption in writing of our obligation to honor the officer’s agreements by any purchaser of all or substantially all of our assets within 30 calendar days after a sale or transfer of such assets; and/or

•

a relocation of his office to a location more than 40 miles from his existing office location, without the officer’s consent, or a material adverse change in the business travel requirements of the officer’s position.

In the retention agreements, the term “change in control” is defined generally as:

•	the consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.

If Messrs. Williams, Attanasi, Cumbaa or Mooney’s employment is terminated for cause or without cause by us, without good reason by the officer, or due to death or disability, they are not entitled to any additional compensation under their agreements beyond that accrued as of the termination date. Our equity incentive plans provide for the treatment of these officers’ stock rights upon termination for cause or without cause by us, without good reason by the officers, or due to death or disability. In these circumstances, any unvested shares of restricted stock granted to Messrs. Williams, Attanasi, Cumbaa or Mooney during the term of their employment will be immediately forfeited to Blackbaud or reacquired by Blackbaud at no cost on the termination date. Messrs. Williams’ and Cumbaa’s vested stock options will remain exercisable for 180 days after termination if they are terminated due to death or disability and 90 days if they are terminated for any other reason. Messrs. Williams’, Attanasi’s, Cumbaa’s and Mooney’s SARs will not accelerate if the executive officer is terminated other than upon a change in control. Vested SARs granted under the 2004 Stock Plan will remain exercisable for one year after termination if the officers are terminated due to death or disability and 90 days if they are terminated for any other reason. Vested SARS granted under the 2008 Equity Incentive Plan will remain exercisable for 180 days after termination if they are terminated for any reason including death or disability.

Executive Officer Stock Ownership Guidelines

Under our Executive Officer Stock Ownership Guidelines, adopted by the Board of Directors in March 2011, we expect that the Chief Executive Officer and the Chief Executive Officer’s officer-level direct reports will accumulate through all equity compensation, as defined below, equity in the Company in the following amounts:

•	for the Chief Executive Officer, the lesser of (i) equity in an amount equal to three times base salary or (ii) 70,000 shares; and

•	for the Chief Executive Officer’s officer-level direct reports, the lesser of (i) equity in an amount equal to 1.5 times base salary or (ii) 20,000 shares.

For purposes of these Guidelines, equity compensation includes all shares of Company stock owned by an executive officer, including purchased shares, vested shares of restricted stock and exercised options/SARs. Vested, unexercised options/SARs will also count, at 100 percent of their intrinsic value. We expect the Chief Executive Officer and the Chief Executive Officer’s officer-level direct reports to meet these Guidelines within five years of receiving his or her first annual equity award after becoming covered by these Guidelines.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Andrew M. Leitch	92,000	84,991	1,692	178,683
Timothy Chou	45,000	84,991	1,692	131,683
George H. Ellis	73,875	84,991	1,692	160,558
David G. Golden	26,250	139,991	1,280	167,521
John P. McConnell	62,500	84,991	1,692	149,183
Carolyn Miles(3)	153,875	—	—	153,875
Sarah E. Nash	21,250	139,991	1,280	162,521

(1)	On August, 2, 2010, we granted Messrs. Leitch, Chou, Ellis and McConnell 3,531 shares of restricted stock each, and we granted to Mr. Golden and Ms. Nash 5,816 shares of restricted stock each. The grants of 3,531 shares each had an aggregate grant date fair value of $84,991, and the grants of 5,816 shares each had an aggregate grant date fair value of $139,991, computed in accordance with FASB ASC Topic 718. No options or SARs awards were granted to our directors in 2010.
(2)	Includes only dividends paid in 2010 on shares of restricted stock granted as equity compensation.
(3)	In lieu of restricted stock, Ms. Miles elected to receive additional cash compensation equal to $85,000 due to her position with Save the Children and its policies on stock ownership.

The table below shows the aggregate number of shares of restricted stock and stock options held by non-employee directors as of December 31, 2010 that were received as compensation.

Name	Restricted Stock(1)		Stock Options
Andrew M. Leitch	10,892	(2)	5,000	(3)
Timothy Chou	14,536	(4)	—
George H. Ellis	14,679	(5)	—
David G. Golden	5,816	(6)	—
John P. McConnell	17,179	(7)	—
Carolyn Miles(8)	—		—
Sarah E. Nash	5,816	(9)	—

(1)	Pursuant to our director compensation plan, we make annual grants of restricted stock to directors that vest 100% on the first anniversary of the date of grant or, if earlier, immediately prior to the following annual election of directors of the Company, provided that the director is still serving as a member of the Board at that time.
(2)	Includes 3,200 shares of restricted stock that vested on June 21, 2006, 2,643 shares of restricted stock that vested on July 1, 2007, 2,717 shares of restricted stock that vested on July 1, 2008, 4,144 shares of restricted stock that vested on August 8, 2009 and 4,144 shares of restricted stock that vested on June 23, 2010, 9,487 shares of which Mr. Leitch has sold. Also includes 3,531 shares of restricted stock that will vest August 2, 2011 or, if earlier, immediately prior to the 2011 annual election of directors of the Company, provided that Mr. Leitch is then serving as a director of the Company.
(3)	Mr. Leitch’s stock options are fully vested.
(4)	Includes 2,717 shares of restricted stock that vested on July 1, 2008, 4,144 shares of restricted stock that vested on August 8, 2009 4,144 shares of restricted stock that vested on June 23, 2010 and 3,531 shares of restricted stock that will vest on August 2, 2011 or, if earlier, immediately prior to the 2011 annual election of directors of the Company, provided that Mr. Chou is then serving as a director of the Company.
(5)	Includes 2,643 shares of restricted stock that vested on July 1, 2007, 2,717 shares of restricted stock that vested on July 1, 2008, 4,144 shares of restricted stock that vested on August 8, 2009 and 4,144 shares of restricted stock that vested on June 23, 2010, 2,500 shares of which Mr. Ellis has gifted. Also includes 3,531 shares of restricted stock that will vest August 2, 2011 or, if earlier, immediately prior to the 2011 annual election of directors of the Company, provided that Mr. Ellis is then serving as a director of the Company.
(6)	All 5,816 shares of restricted stock will vest August 2, 2011 or, if earlier, immediately prior to the 2011 annual election of directors of the Company, provided that Mr. Golden is then serving as a director of the Company.
(7)	Includes 2,643 shares of restricted stock that vested on July 1, 2007, 2,717 shares of restricted stock that vested on July 1, 2008, 4,144 shares of restricted stock that vested on August 8, 2009 and 4,144 shares of restricted stock that vested on June 23, 2010. Also includes 3,531 shares of restricted stock that will vest August 2, 2011 or, if earlier, immediately prior to the 2011 annual election of directors of the Company, provided that Mr. McConnell is then serving as a director of the Company.
(8)	Due to the position Ms. Miles holds with Save the Children and its policies on stock ownership, Ms. Miles receives cash compensation in lieu of equity compensation.
(9)	All 5,816 shares of restricted stock will vest August 2, 2011 or, if earlier, immediately prior to the 2011 annual election of directors of the Company, provided that Ms. Nash is then serving as a director of the Company.

Director Compensation

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation.

Fees Earned or Paid in Cash

Currently, we pay non-employee members of our Board of Directors an annual cash retainer of $40,000 (for up to a maximum of eight meetings). The chairman of our Board receives an additional annual cash retainer of $20,000. The chairmen of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $20,000 (for up to a maximum of ten meetings), $10,000 (for up to a maximum of eight meetings) and $7,500 (for up to a maximum of four meetings), respectively. Other members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $12,000 (for up to a maximum of ten meetings), $5,000 (for up to a maximum of eight meetings) and $2,500 (for up to a maximum of four meetings), respectively. All non-employee chairmen and members of our Board and committees receive $1,000 for each meeting they attend in person or by telephone above the maximum number of meetings for the Board and committees on which they serve.

Equity Compensation

Generally, each non-employee director receives an initial grant of approximately $140,000 worth of restricted stock when first appointed to the Board and thereafter annual grants of approximately $85,000 worth of restricted stock. Due to her position with Save the Children Federation and its policies on stock ownership, Ms. Miles receives cash in lieu of stock. Last year, the restricted stock grants to non-employee directors were made on August 2, 2010. We granted Messrs. Leitch, Chou, Ellis and McConnell 3,531 shares of restricted stock each, which was equal to $84,991 divided by the fair market value of our common stock on the date of grant, and we granted Mr. Golden and Ms. Nash 5,816 shares of restricted stock each, which was equal to $139,991 divided by the fair market value of our common stock on the date of grant. In 2010, we did not grant our non-employee chairman of our Board of Directors any additional restricted stock.

Stock Ownership Guidelines

Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through all equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she shall be expected to accumulate, through all equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions. Due to the stock ownership policies of Save the Children Federation, Ms. Miles is exempt from the Non-Employee Directors’ Stock Ownership Guidelines.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Board of Directors who served on the Compensation Committee in 2010 are Chairman John P. McConnell, Timothy Chou and Andrew M. Leitch. None of these individuals has ever served as an officer or employee of ours. Marc E. Chardon, our President and Chief Executive Officer, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except discussions regarding his own salary, bonus and equity compensation. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. The written charter for our Audit Committee authorizes and the Nasdaq Stock Market listing rules require it to review and approve related party transactions. In reviewing related party transactions, the Audit Committee applies the basic standard that they should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below agreements we have with our officers, directors, principal stockholders and their affiliates under which payments exceeding $120,000 were made in 2010.

We entered into a lease agreement dated as of December 5, 2008 to lease the space for our headquarters in Charleston, South Carolina. Duck Pond Creek is a South Carolina limited liability company, 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of our executive officers. In 2010, we made payments to Duck Pond Creek under the lease totaling approximately $3.7 million. Under the lease, the base rent escalates annually at a rate equal to the change in the consumer price index, as defined in the agreements, not to exceed 5.5% in any year. In addition, Duck Pond Creek will reimburse us an aggregate amount of $4 million for leasehold improvements. Based on publicly-available survey data of office space rental rates in our area at the time we entered into the lease, we believe that the agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party. The lease was approved by all members of our Audit Committee and all of its disinterested directors.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws, a copy of which was attached as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on March 22, 2011. No stockholder proposals were received for consideration at our 2010 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2012 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 31, 2011; provided, however, that if the date of the 2012 annual meeting is more than 30 days before or after June 22, 2011, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2012 annual meeting or (2) the 10th day following the first public announcement of the date of the 2012 annual meeting.

Under our Bylaws, in order for a stockholder to bring any business before a stockholder meeting including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise, the stockholder must provide us written notice not more than 75 and not less than 45 days before the meeting in writing by registered mail, return receipt requested. Any such notice must set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, therefrom; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to March 16, 2012.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or a single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by contacting our Corporate Secretary either by calling 1-800-443-9441 or by mailing a request to 2000 Daniel Island Drive, Charleston, South Carolina 29492. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or a single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC is accessible free of charge on our website at http://proxy.blackbaud.com. It contains audited financial statements covering our fiscal years ended December 31, 2010, 2009 and 2008. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-866-900-BLKB or sending an e-mail to investor.relations@blackbaud.com. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 29, 2011

Directions to 2010 Annual Meeting

2000 Daniel Island Drive

Charleston, South Carolina

From the Airport

Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue to the 1st stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From Downtown Charleston

Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From South of Charleston

Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From North of Charleston

Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From West of Charleston

Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

ANNUAL STOCKHOLDERS’ MEETING OF

BLACKBAUD, INC.

June 22, 2011

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of annual stockholders’ meeting, proxy statement, form of proxy card and 2010 annual report to stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20230403000000000000 6	062211

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

A VOTE “FOR” PROPOSALS 2 AND 4 AND A VOTE OF “EVERY YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:			2. TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.		☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Timothy Chou O Carolyn Miles		3. TO HOLD AN ADVISORY VOTE ON THE FREQUENCY WITH WHICH FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD BE HELD.	Each year ☐	Every 2 years ☐	Every 3 years ☐	ABSTAIN ☐
			4. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.		FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 4 and EVERY YEAR for Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐ ¢

BLACKBAUD, INC.

Proxy for Annual Stockholders’ Meeting on June 22, 2011

Solicited on Behalf of the Board of Directors

The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, acknowledges receipt of the notice of annual stockholders’ meeting and proxy statement, each dated April 29, 2011. The undersigned stockholder hereby also appoints Jon W. Olson and Timothy V. Williams, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned stockholder would be entitled to vote if personally present and acting at the annual stockholders’ meeting of the company, to be held June 22, 2011 at 2000 Daniel Island Drive, Charleston, South Carolina 29492, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢